                           EXHIBIT 11
          FORT WAYNE NATIONAL CORPORATION AND SUBSIDIARIES
           STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                           (Unaudited)
                               Three Months       Six Months
                               Ended June 30    Ended June 30
                             ________________  ________________
                               1995    1994      1995    1994
                             _______  _______  _______  _______
                            (In thousands, except per share data)
PRIMARY
Average shares outstanding     11,450   11,475   11,474   11,472
Net effect of dilutive
  stock options -- based on
  the treasury stock method
  using average market price      30       36       18       33
                             _______  _______  _______  _______
                      TOTAL   11,480   11,511   11,492   11,505
                             =======  =======  =======  =======

Net income                   $ 6,622  $ 6,608  $12,843  $12,672
                             =======  =======  =======  =======

Earnings per share           $   .58  $   .57  $  1.12  $  1.10
                             =======  =======  =======  =======

FULLY DILUTED
Average shares outstanding     11,450   11,475   11,474   11,472
Net effect of dilutive
  stock options -- based on
  the treasury stock method
  using the higher of the
  end of the period market
  price or average market
  price                           35       36       35       33
                             _______  _______  _______  _______
                      TOTAL   11,485   11,511   11,509   11,505
                             =======  =======  =======  =======

Net income                   $ 6,622  $ 6,608  $12,843  $12,672
                             =======  =======  =======  =======

Earnings per share           $   .58  $   .57  $  1.12  $  1.10
                             =======  =======  =======  =======

Note - Average shares outstanding were used for earnings per share amounts included in the Company's financial statements since the dilutive effect of stock options granted were less than 3%.
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